UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2006

UNITED INDUSTRIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-4252	95-2081809
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

124 INDUSTRY LANE, HUNT VALLEY, MD		21030
(Address of principal executive offices)		(Zip Code)

(410) 628-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement

On November 28, 2006, the Registrant issued a press release announcing that its wholly owned subsidiary, AAI Corporation (“AAI”), has acquired Symtx, Inc. (“Symtx”) under the terms and conditions of the Agreement and Plan of Merger dated as of November 28, 2006 by and among Symtx, AAI, Symtx Merger Subsidiary, Inc., a wholly owned subsidiary of AAI, and Eos Symtx Sellers’ Representative, LLC, for cash consideration of $34.3 million, subject to certain adjustments based on working capital.  Symtx is the surviving corporation in the merger.    Up to an additional $5 million may be paid to Symtx’s securityholders based on the amount of Symtx’s bookings for 2007.  $3.5 million of the purchase price was deposited in escrow to secure indemnification obligations of Symtx’s securityholders in the eighteen month period following closing.  In addition, approximately $.6 million of the purchase price was deposited in escrow to secure certain supplemental indemnification obligations.

The foregoing description of the terms of the acquisition is not complete and is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, which is filed as Exhibit 2.1 and is incorporated by reference. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

2.1.

Agreement and Plan of Merger dated as of November 28, 2006 by and among Symtx, Inc., AAI Corporation, Symtx Merger Subsidiary, Inc. and Eos Symtx Sellers’ Representative, LLC. Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules of this Agreement are omitted.

99.1	Press release dated November 28, 2006, announcing the acquisition of Symtx, Inc. by AAI Corporation, a wholly-owned subsidiary of United Industrial Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Industrial Corporation

By:	/S/ JAMES H. PERRY
James H. Perry
Vice President
Chief Financial Officer and Controller

Date:  November 28, 2006

EXHIBIT INDEX

2.1

Agreement and Plan of Merger dated as of November 28, 2006 by and among Symtx, Inc., AAI Corporation, Symtx Merger Subsidiary, Inc. and Eos Symtx Sellers’ Representative, LLC. Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules of this Agreement are omitted.

99.1	Press release dated November 28, 2006, announcing the acquisition of Symtx, Inc. by AAI Corporation, a wholly-owned subsidiary of United Industrial Corporation.